Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-11 of our report dated November 15, 2010 except for the subsequent events discussed in Note 7 to the consolidated financial statements, as to which the date is January 25, 2011 relating to the financial statements of Preferred Apartment Communities, Inc. (a development stage corporation) and our report dated October 1, 2010 relating to the combined statements of revenue and certain expenses of Acquired Properties, which appear in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
January 25, 2011
Atlanta, Georgia